EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING ANNOUNCES RESULTS FOR THE
THREE-MONTH AND FULL-YEAR PERIODS ENDED DECEMBER 31, 2014

Las Vegas, NV - March 27, 2015 - Affinity Gaming (“Affinity” or the “Company”) today announced results for the three-month and full-year periods ended December 31, 2014.

“We finished the year on a positive note. During the fourth quarter, we improved our Adjusted EBITDA quarter-over-quarter for the first time since 2012,” said Michael Silberling, Affinity’s Chief Executive Officer. “As we begin 2015, our focus remains on increasing margins through targeted revenue enhancing initiatives combined with disciplined cost management. We expect that our efforts to further strengthen the leadership team and enhance analytics in our marketing programs will enable us to continue to improve the business.”

Fourth Quarter 2014 Financial Summary

Consolidated Results

Net revenue for the quarter ended December 31, 2014 was $92.3 million, compared to net revenue of $90.0 million for the quarter ended December 31, 2013, an increase of 2.6%. Adjusted EBITDA during the fourth quarter of 2014 was $11.4 million, compared to $11.3 million during the same quarter of 2013, an increase of 1.2%. Adjusted EBITDA from properties, which excludes corporate overhead, increased $1.8 million, or 13.5% during the fourth quarter of 2014 as compared to the same period in 2013.

Segment Results

Nevada – In the Company’s Nevada segment, net revenue for the quarter ended December 31, 2014 was $54.1 million compared to $52.1 million in the same quarter of the prior year. The increase of 3.8% from the prior year quarter, was driven primarily by improved casino revenue.

Nevada Adjusted EBITDA for the quarter ended December 31, 2014 was $6.7 million compared to $4.3 million in the comparable period in 2013, an increase of 55.0%. The improvement was primarily attributable to effectiveness of promotional campaigns and refined marketing programs, a trend the Company expects will continue in 2015. EBITDA from non-gaming operations increased 16.2% from the prior year’s fourth quarter with improved revenue and overall expense reductions.

Midwest – Net revenue from the Company’s Midwest segment was $29.7 million for the quarter ended December 31, 2014 compared to $28.9 million for the same quarter in 2013, an increase of 2.8%. Adjusted EBITDA from the Midwest segment increased 3.5% to $8.0 million during the fourth quarter 2014, from $7.7 million in the fourth quarter of last year. The fourth quarter improvement was driven primarily by efforts to refine marketing programs and manage other operating expenses.

Colorado – Net revenue from the Company’s Colorado segment was $8.5 million for the quarter ended December 31, 2014 compared to $9.0 million for the same quarter in 2013, a decline of 5.4%. Colorado Adjusted EBITDA for the fourth quarter of 2014 was $0.6 million compared to $1.5 million in the fourth quarter of 2013, a decline of $0.9 million. The reduction in revenue was primarily driven by the elimination of certain marketing campaigns and the transition to new marketing initiatives during the quarter. The aforementioned marketing programs were closely reviewed as 2014 concluded and the Company expects that it will see improvement during 2015 as it continues to focus on the overall profitability of marketing and promotional campaigns in the Colorado segment. Colorado segment Adjusted EBITDA was also negatively impacted by an increase in gaming tax expense as increased gross gaming revenue resulted in a higher marginal tax rate.

Corporate Operations

The Company reports its corporate expense, which represents unallocated payroll, professional fees and other expense not directly attributed to reportable segments, net of fees earned under the consulting agreement with the operator of the Rampart Casino at the JW Marriott Resort in Las Vegas, from which the Company collected $0.5 million in management fees during each of the quarters ended December 31, 2014 and 2013. Affinity’s adjusted corporate expense during the fourth quarter of 2014 was $4.0 million, an increase of $1.7 million, or 74.2%, when compared to the same quarter in 2013. $1.0 million of the expense increase was the result of unusual expense the Company incurred as part of activities that it does not consider part of regular operations. During the fourth quarter of 2014, such activities included lobbying expenses incurred in association with the industry’s opposition to the Colorado racino initiative, severance and separation payments to management and former directors, and expenses related to a data security breach. The remaining increase of $0.7 million was primarily driven by a reduction in compensation expense accruals during the fourth quarter of 2013 related to the management incentive plan.

Full Year 2014 Financial Summary

Consolidated Results

Net revenue for the year ended December 31, 2014 was $388.0 million, compared to net revenue of $390.5 million for the year ended December 31, 2013, a decrease of 0.6%. Adjusted EBITDA was $50.5 million for the year ended December 31, 2014, compared to $62.9 million for the same period in 2013, a decrease of 19.7%. Adjusted EBITDA for the year ended December 31, 2014 included unusual expenses of approximately $4.1 million, related to lobbying, management and board separation payments, and the analysis of strategic initiatives. Full year results were most significantly impacted by the continued softness in the regional gaming markets, by the severe winter weather in the first quarter of 2014, and by the constrained discretionary spending of the Company’s target customers.

Liquidity and Capital Expenditures

As of December 31, 2014, cash and cash equivalents were $135.2 million and total debt outstanding was $382.7 million. Total debt was reduced by approximately $8.5 million during the year ended December 31, 2014. Capital expenditures for the full year ended December 31, 2014 totaled $16.3 million compared to $31.8 million during the prior year. Capital expenditures during the year ended December 31, 2014 were primarily comprised of recurring, maintenance items while capital expenditures during the year ended December 31, 2013 include the completion of the Colorado renovation and Primm travel center.

Conference Call Information

Affinity Gaming will be hosting its fourth quarter 2014 conference call today March 27, 2015 at 11:00 a.m. Pacific Time (2:00 p.m. Eastern). The conference call number is (888) 747-4655. Please call at least 10 minutes prior to the scheduled start time to register.

A recorded replay of the call will be available at beginning approximately three hours following the end of the call, by telephone at (877) 870-5176, passcode 8632191. A recorded replay will be available by telephone through April 3, 2015 and will also be available on the website at www.affinitygaming.com.

Key Financial Results

The following table presents the Company’s key financial results from continuing operations (in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net Revenue
Nevada [1]	$54,077	$52,073	$227,516	$230,840
Midwest	29,728	28,916	122,064	122,292
Colorado	8,533	9,018	38,411	37,356
Total net revenue	$92,338	$90,007	$387,991	$390,488

Adjusted EBITDA [2]
Nevada	$6,716	$4,332	$26,182	$28,609
Midwest	8,020	7,747	34,130	37,041
Colorado	622	1,455	4,593	8,322
Corporate expense and other	(3,964)	(2,276)	(14,359)	(11,064)
Total adjusted EBITDA	$11,394	$11,258	$50,546	$62,908

1.
The Company’s continuing operations in Nevada include properties located in Primm (Primm Valley Casino, Resort & Spa; Buffalo Bill’s Resort & Casino; and Whiskey Pete’s Hotel & Casino), in Las Vegas (Silver Sevens Hotel & Casino), and in Sparks (Rail City Casino).

2.
The Company uses certain measures which are not defined by generally accepted accounting principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net income reported in accordance with GAAP. This term, as defined by Affinity Gaming, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA as used in this press release is earnings before interest expense; income tax; depreciation and amortization; share-based compensation expense; pre-opening costs; write offs, reserves and recoveries; loss on extinguishment or modification of debt; loss on impairment of assets; gains or losses on the disposition of assets; and restructuring and reorganization costs. We use Adjusted EBITDA, as a measure of profit and loss to manage the operational performance of each geographical region, in which we operate, to analyze corporate expenses, and to discuss our results with the investment community. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting. We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by our management in their financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management's internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management. Management also uses Adjusted EBITDA as a measure in the evaluation of potential acquisitions and dispositions. Adjusted EBITDA is also used by management in the annual budget process. Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company. In future periods, the calculation of Adjusted EBITDA may be different than in this release. A reconciliation between Adjusted EBITDA and Net Income is provided in this release.

Additional Financial Information

The following tables present additional financial information (in thousands):

	December 31, 2014	December 31, 2013
Cash and cash equivalents	$135,175	$140,857
Face value of long-term debt, excluding capital leases	382,745	391,246

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Capital expenditures
Nevada	$3,876	$6,556	$7,542	$14,810
Midwest	1,835	2,338	4,729	6,378
Colorado	1,888	1,366	2,909	9,650
Reportable segment capital expenditures	$7,599	$10,260	$15,180	$30,838
Corporate	571	460	1,162	1,003
Total capital expenditures	$8,170	$10,720	$16,342	$31,841

Reconciliation of Adjusted EBITDA

The following tables reconcile Adjusted EBITDA to operating income (in thousands):

	Quarter Ended December 31, 2014
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write Downs, Reserves and Recoveries	Operating Income from Continuing Operations
Nevada	$6,716	$(3,686)	$—	$38	$3,068
Midwest	8,020	(1,961)	—	—	6,059
Colorado	622	(1,267)	—	—	(645)
Corporate and other	(3,964)	(327)	(230)	(24)	(4,545)
Continuing operations	$11,394	$(7,241)	$(230)	$14	$3,937

	Quarter Ended December 31, 2013
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write Downs, Reserves and Recoveries	Loss on Impairment of Assets	Operating Income from Continuing Operations
Nevada	$4,332	$(3,849)	$—	$(446)	$(165)	$(128)
Midwest	7,747	(1,808)	—	—	—	5,939
Colorado	1,455	(1,348)	—	—	—	107
Corporate and other	(2,276)	(271)	(40)	—	—	(2,587)
Continuing operations	$11,258	$(7,276)	$(40)	$(446)	$(165)	$3,331

	Year Ended December 31, 2014
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write Downs, Reserves and Recoveries	Operating Income from Continuing Operations
Nevada	$26,182	$(14,650)	$—	$448	$11,980
Midwest	34,130	(7,582)	—	—	26,548
Colorado	4,593	(5,124)	—	—	(531)
Corporate and other	(14,359)	(1,223)	(455)	(24)	(16,061)
Continuing operations	$50,546	$(28,579)	$(455)	$424	$21,936

	Year Ended December 31, 2013
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write Downs, Reserves and Recoveries	Loss on Impairment of Assets	Operating Income from Continuing Operations
Nevada	$28,609	$(14,729)	$—	$(3,125)	$(165)	$10,590
Midwest	37,041	(7,023)	—	(3,100)	—	26,918
Colorado	8,322	(5,058)	—	—	—	3,264
Corporate and other	(11,064)	(999)	(1,169)	1,459	—	(11,773)
Continuing operations	$62,908	$(27,809)	$(1,169)	$(4,766)	$(165)	$28,999

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods. Examples of forward-looking statements in this press release include, but are not limited to, statements regarding the Company’s expectations for continued improvement in its business, revenue enhancing initiatives, cost management, the Company’s leadership team and marketing efforts. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties relating to fluctuations in the Company's operating results; recovery of its properties in various markets; the state of the economy and its effect on consumer spending and the Company's results of operations; intense competition and risk of additional gaming licenses being granted in or adjacent to jurisdictions where the Company operates; the fact that the Company's expansion, development and renovation projects (including enhancements to improve property performance) are subject to many risks inherent in expansion, development or construction of a new or existing project; pending and potential litigation; the impact of restrictions under the Company’s credit agreement; regulation, including the impact of environmental laws and contamination and remediation costs; changes in gaming and other laws and regulations, including increased taxes and changes in smoking laws; and the impact of severe weather conditions and other natural disasters that affect the Company’s casinos. Additional risks are described in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” its Quarterly Reports on Form 10-Q, and in the Company's other current and periodic reports filed from time to time with the SEC. The Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q can be accessed through the “Investor Relations” section of the Company’s website at www.affinitygaming.com. All forward-looking statements in this press release are made as of the date hereof, based on management’s current expectations and assumptions about the industries in which the Company operates, and the Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company’s casino operations consist of 11 casinos, five of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact

Jacques Cornet
ICR
(646) 277-1285
jacques.cornet@icrinc.com

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